DEFINITE AGREEMENT

This agreement dated March 12th 2011 by and between:

Development Resources LLC (DRLLC)
125 E. Main St. #307, American Fork, Utah 84003

and

FERGUSON HOLDINGS LTD. (“FERGUSON”)
341 West 3rd Street, #309, North Vancouver BC, Canada V7M 1G3

also known as (“the parties”)

WHEREAS:

A)
DRLLC has located and controls a 100% interest in approximately 640 acres of prime mineral lease properties and approximately 30 BLM mineral lease claims (collectively the “Asset”), all located in the west section of the new Long Canyon Gold Trend area of Nevada, for the purpose of exploration for gold and silver mineralization deposits. These properties are strategically located next to major exploration projects by other mining companies in this area called the ‘Long Canyon Gold Trend’ of east central Nevada; and all claims located in:

Range 64E., Township 33N., Meridian MDB&M

These Properties are free and clear of any encumbrances.

B)	FERGUSON is entering into an Agreement (the “Agreement”) with August Energy Corp.(“August”), a Delaware corporation publicly traded on the OTC Pinksheet Market; and

C)	FERGUSON will assign this Agreement or part thereof to August; and

D)
FERGUSON desires to acquire the Asset from DRLLC and DRLLC desires to sell the Asset to FERGUSON in exchange for USD $30,000 cash and 500,000 Convertible Preferred Series “B” shares of the capital stock of August

(the ”Preferred Shares”); and

E)
The Preferred Shares Series “B” are convertible to Common shares of August on a One Preferred Share for Ten Common Shares (1:10) basis, provided however that they are convertible only on/or after twelve (12) months from First Day of Trading on the OTC-QB unless otherwise agreed upon by both parties to this agreement in writing.

IT IS HEREBY AGREED THAT:

a)
FERGUSON will pay to DRLLC a total of $30,000 USD cash (the “Purchase Price”) within15 days of FERGUSON executing the Exchange Agreement with August. DRLLC will use these funds to complete the ‘full staking’ and acquisition of the Asset in the name of DRLLC with a legal stamped certification number from the Elko, Nevada County Recorder’s office which provides legal ownership standing in the State of Nevada for a 90 day period from the date of such staking notice to the County on each mineral lease claim.

b)	DRLLC agrees to sell, assign, transfer and convey by this agreement to FERGUSON 100% interest in the Asset subject to DRLLC holding a 3% NSR (Net Smelter Royalty) on these claims at all times.

c)
FERGUSON will be required to pay for the BLM/State of Nevada registration fees to properly hold and control the Asset by a payment of $189 per claim to the BLM and $70 per claim to the State no later than June 10th 2011 which is the required 90 day due date from the date the claims were staked and filed with the Elko County Recorder’s office to keep these claims in good standing with both agencies. If these payments are not made, interest in the property reverts back to the BLM. FERGUSON can pay these fees anytime to DRLLC.

d)
DRLLC will make these filings and payments for Fess as given in c) in the event FERGUSON provides   these necessary funds no later than June 5th 2011 so DRLLC has time to express mail a check to the BLM and the State to keep these claims in good standing for FERGUSON.

e)	FERGUSON will perform an exploration program on the Asset during 2011.

f)
The exploration program will require working capital of $50,000 on or before June 1, 2011 and $50,000 on or before September 1st 2011 (but these dates can be extended if necessary). DRLLC shall provide a proper, detailed cost analyses for the exploration programs.

g)
DRLLC can provide exceptional geologists and team living in the area which can perform all of the exploration required professionally including providing a qualified 43-101 report and has a reputable standing assay account with Chemex ASL labs in Elko, Nevada.

h)
FERGUSON shall, through the services of DRLLC, requisition an initial Geological Report to be completed as soon as possible after the execution of this agreement. FERGUSON shall pay to DRLLC the total costs being $ 10,000 and DRLLC shall contract with an independent Professional Geologist to provide this Report.

i)	All reports and date collected in the exploration shall be delivered on a timely basis to FERGUSON and/or AUGUST ENERGY INC. at the direction of the President of AUGUST.

j)	The above Geological Report shall be made in for the entire section.

k)
In the event the Exploration Report defines acceptable potential drill targets on the Asset, then the parties shall mutually determine if additional capital should be spent on a second, more detailed exploration analysis to confirm these potential drill targets. The parties will also mutually determine the capital to be spent on a drill program to drill the first drill targets to determine the mineralization for gold and silver values on these properties. This drill program commitment could begin as early fall 2011.

l)
FERGUSON will be responsible for all of the cost required to keep the 30 mineral lease claims in good standing with all agencies. These costs are estimated to be about  $189 per claim due to the BLM on or before September 1st 2011 for the year September 1st 2011 to September 1st 2012 and the State of Nevada fees of approximately $70 per claim due as of November 1st 2011 to November 1st 2012 and each succeeding year thereafter on the same schedule.

m)
The parties agree that FERGUSON shall be the controlling operator for all exploration work to be contracted for on the properties at all times. It is further agreed that FERGUSON will exclusively contract with DRLLC for all such exploration on the Asset at all times. DRLLC will supply to FERGUSON all data for such exploration on a reasonable timetable for such reports, provided however that DRLLC shall meet the Industry Standards as to work and costs estimates.

n)
 DRLLC shall provide FERGUSON an expenditure budget on a timely basis for the expected costs to maintain these claims in good standing with all agencies and all costs relating to the exploration program on these claims to define potential mineralized zones as drill targets to define potential ore bodies.

o)
FERGUSON’s interest in the Asset can be sold, assigned, transferred or conveyed in whole or in part to any third party providing the terms of this agreement are met. Each party must be informed as to all of the details for such a transfer and agree in writing to such a transfer to any third party for the transfer of any interest in these properties.

p)
In the event the property values from exploration work define a potential mineable ore body which will require a major ‘feasibility study’ including environmental studies, it shall be the responsibility of FERGUSON to pay for all of the costs of such studies to perfect this ‘feasibility study’ to define a mining plan.

           DRLLC shall have full access to all data and information supplied by such ‘feasibility study’ at all times.

q)
In the event FERGUSON desires to sell its held interest in the Asset, DRLLC shall have ‘first right of refusal’ to acquire this interest on terms and conditions agreeable between the parties prior to the interest being offered to third parties.

r)	The parties agree to work together for the exploration and development of these mineral lease claims for the benefit of all parties.

s)
The parties shall advise each other, in advance, of any public statement, which is proposed to be made in respect to any transaction, provided that no party shall be prevented from making any disclosure statement, which is required to be made by any regulatory policy. If upon the execution of this Agreement any party is required or wishes to issue a press release, each of the parties shall have the ability to review, comment and approve upon the content of such press release prior to issuance.

t)
This Agreement shall terminate at 12:01 pm on the 14th (fourteenth) business day following any non payment by FERGUSON to DRLLC in the event the cash payments on the schedule listed in paragraph c) of this agreement are not met, and/or the delivery of the stock required is not delivered on a timely basis or any alternative payment acceptable to DRLLC has not been agreed to and paid to DRLLC by FERGUSON.

u)
In the event that FERGUSON allows the payments to lapse, or DRLLC is given notice by FERGUSON, and FERGUSON determines to terminate this agreement, FERGUSON shall give DRLLC a 30 day written notice prior to the expected termination date for the benefit of DRLLC to maintain the Asset. In any event of a termination, DRLLC shall keep the 500,000 shares issued from August and all cash payments to the date of such termination, provided however if the properties are considered not viable to be put into production, based on a professional report, the above shares shall be cancelled and returned to treasury.

v)	Each party shall bear its own legal costs and expenses with respect to this transaction.

w)
From the date hereof until the date of termination, the parties shall carry on their respective businesses in the ordinary course and will not, without the prior written consent of the each other enter into any material contracts or obligations not in the ordinary course of business regards to these claims.

x)	For purposes of any and all legal disputes or arbitration in regards to any disputes the state of jurisdiction shall be Nevada.

All rights and obligations of the parties hereto will be binding upon and enure to e benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

y)
This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements, understanding, negotiations and discussions, whether oral or written, among parties.

z)
This  Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements, understanding, negotiations and discussions, whether oral or written, among parties.

aa)	This Agreement may be validly executed by email or by facsimile and in counterpart.

IN WITNESS THEREOF each of the Parties have executed this Agreement effective the date first above written.

Signed,

corpir@otcsbrx.com
Development Resources LLC	FERGUSON Holdings LLC
Lee Eastman/ Manager	Harold Schneider, President
Gle913@msn.com	fergusonhl@shaw.ca
760-527-6291	250 258-7481